BILL OF SALE  AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT dated as of May 7, 2010 (this “Bill of Sale”), by and between FARMERS STATE BANK OF ALTO PASS, ILL., an Illinois banking corporation having its executive offices in Harrisburg, Illinois (the “Seller”) and GERMAN AMERICAN BANCORP, an Indiana banking corporation having its executive offices in Jasper, Indiana (the “Buyer”).

Reference is made to that certain Branch Purchase Agreement, dated as of February 17, 2010 (the “Purchase Agreement”), by and among the Seller and Buyer and an affiliate of Seller.  The Purchase Agreement is hereby incorporated herein by reference and shall control in the event of any conflict with this Bill of Sale.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase the Assets and assume the Liabilities of the Seller; and

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to accept the right, title and interest in, to all of the Seller's right, title and interest in and to the Personal Property.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

Section 1.  Sale of Personal Property.

Upon the terms and conditions and subject to the conditions of the Purchase Agreement, and intending to be legally bound hereby, the Seller does hereby, effective as of the Effective Time unconditionally and irrevocably sell, transfer, convey, assign and deliver to Buyer, its successors and assigns good and valid title to, all of the Seller's right, title and interest in and to the Personal Property of Seller (as defined in Section 1(b) of the Purchase Agreement) to have and to hold such assets unto Buyer and its successors and assigns and for their use forever.  Buyer hereby accepts good and valid title to, and all rights and interests, in the Personal Property.

Section 2.  Assignment of Assigned Contracts.

Upon the terms and conditions and subject to the conditions of the Purchase Agreement, and intending to be legally bound hereby, the Seller does hereby, effective as of the Effective Time unconditionally and irrevocably assign to Buyer, its successors and assigns all of Seller's rights and interest under each of the Assigned Contracts (as defined in Section 1(g) of the Purchase Agreement) and Buyer hereby accepts all of Seller's rights and interests in the Assigned Contracts.

Section 3.  Further Assurances.

From time to time, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Bill of Sale and to provide the other party with the intended benefits of this Bill of Sale.  Without limiting the foregoing, upon reasonable request of Buyer, Seller shall, and Seller shall cause its Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Buyer all right, title and interest in, to and under the Personal Property described in Section 1 hereto.  If any party to this Bill of Sale shall, following the Closing, have in its possession any asset or right which under this Bill of Sale should have been delivered to the others, such party shall promptly deliver such asset or right to the others.

Section 4.  Power of Attorney.

Without limiting Section 1 or Section 2 of this Bill of Sale, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a)           to demand and receive any and all of the Personal Property and to give receipts and releases for and with respect to the same, or any part thereof;

(b)           to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to receive or reduce to possession any of the Personal Property and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be (including without limitation any right or claim of Seller under the Assigned Contracts); and

(c)           to do all things legally permissible, required or reasonably deemed by Buyer to be required to receive and reduce to possession the Personal Property or to exercise Seller's rights and privileges under the Assigned Contracts (subject in the case of each Assigned Contract to the terms and conditions thereof) and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the receipt and recovery of the same and the exercise of such rights and privileges.

Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.

Section 5.  Successors and Assigns.

Subject to the Purchase Agreement, this Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.  Third Party Beneficiaries.

Nothing contained in this Bill of Sale, express or implied, shall confer unto any person other than the parties hereto or their respective successors and assigns any right, obligation, remedy or benefit hereunder.

Section 7.  Applicable Law.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to any applicable conflicts of law principles.

Section 8.  Execution in Counterparts.

This Bill of Sale may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Section 9.  Titles and Headings.

Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Bill of Sale.

Section 10.   Rights and Liabilities.

Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed to grant Buyer any rights, or to cause Seller to incur any liabilities, greater than or otherwise in excess of the rights and liabilities, respectively, set forth in the Purchase Agreement.

[Remainder of page left intentionally blank; signature page to follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Bill of Sale and Assignment to be executed on its behalf as of the date first written above.

FARMERS STATE BANK OF ALTO PASS, ILL.

By:	_/s/ Thomas W. Franks
	Name:	Thomas W. Franks
	Title:	Chairman

GERMAN AMERICAN BANCORP

By:	/s/ Mark A. Schroeder
	Name:	Mark A. Schroeder
	Title:	Chairman and CEO

[Signature Page to Bill of Sale]